HSBC

INVITATION TO TREAT FOR FIXED RATE ASSET LOAN

QUOTE NUMBER: 46552/1, Prepared for: I C P Solar Technologies (U K) Ltd

For the purchase of: Various Equipment

APR 10.2%

Date of quote: 28/07/06

Estimated Agreement Date: 28/7/2006

Valid until: 31/7/2006

Facility

a) Loan	**£100000.00**
b) Interest Charge	£15686.00
c) Arrangement fee	£500.00
Total Amount Payable (a + b + c)	**£116186.00**

Details of Repayment

Number of Repayments	36
Initial Payment & Documentation Fee	£500.00
36 Monthly Payments of	**£3213.50**

The payment above is based on an assumed cost of fixed funds to us; any change to this rate before the agreement date may require an adjustment to the payment.

Terms & Conditions

The terms set out in this letter are purely an illustration of the terms upon which we may wish to transact business and at no stage is any contractual commitment either given or implied, nor does this illustration constitute an offer or any part of an offer or contract.

HSBC

Mr J Rushby
I C P Solar Technologies (U K) Ltd
Unit 1
Horsefair Road
Waterton Industrial Estate
Bridgend
Midglamorgan
CF31 3YN
01494 452941

Your Information

In this section, "we", "us" and "our" refer to HSBC Equipment Finance (UK) Limited and "HSBC Group" means HSBC Holdings plc, its subsidiaries, associated and affiliated companies.

1.1 When considering your application and where appropriate from time to time during your relationship with us, we will make searches (if you are a partnership or corporate body these searches and the others referred to below will include records relating to directors, officers, partners, shareholders or other relevant parties whose details you have provided) about you at credit reference agencies who will supply us with credit information, for use in the assessment of credit products and services and for all products and services other information which may include information from the Electoral Register, for the purpose of verifying your identity. The agencies will record details of the search, whether or not this application proceeds. We may use credit-scoring methods to assess applications and to verify your identity and we may also search the Electoral Register ourselves and carry out other identity checks. Members of the HSBC Group, and other companies may use the record of credit searches and any other information held by the agencies if credit decisions are made about you, or other members of your household*. Any of this information may also be used for identification purposes, debt tracing and the prevention of money laundering as well as the management of your account(s).

To prevent or detect fraud and to assist in verifying your identity, we may exchange information with other members of the HSBC Group and make searches of records held at fraud prevention agencies who will supply us with information. We may also pass information to financial and other organisations involved in fraud prevention to protect ourselves and our customers from theft and fraud. If you give us false or inaccurate information and we suspect fraud, we will record this. We, other members of the HSBC Group, and other companies may use this information if decisions are made about you or others at your address(es) on credit or credit-related services or motor, household, credit, life or any other insurance facilities. It may also be used for debt tracing, claims assessment and verifying identity.

We, the credit reference and fraud prevention agencies will also use the records for statistical analysis about credit, insurance and fraud.

Further details of the use of information by credit reference and fraud prevention agencies and others are set out in clause 2 below.

1.2 Members of the HSBC Group may record, use, exchange, analyse and assess relevant information held about you and your relationships with the HSBC Group, including the nature of your transactions, for credit assessment, market research, insurance claim and underwriting purposes and in servicing your relationships with the HSBC Group. This may include any information provided by you or someone acting on your behalf about you (and if you are a partnership or corporate body your directors, officers, partners or shareholders) which is relevant to your relationship with us.

Relevant information may also be exchanged with members of the HSBC Group and others to provide you with services, for the purposes of fraud prevention, audit and debt collection and if required by appropriate governmental and non-governmental regulators or ombudsmen. We aim to keep your information up-to-date. We may use other members of the HSBC Group and/or third parties (in jurisdictions inside or outside the European Economic Area where there may be less stringent data protection laws) to process information on our behalf. Wherever it is processed, your information will be protected by a strict code of secrecy and security which all members of the HSBC Group, their staff and any third parties are subject to and will only be used in accordance with our instructions. Information about offshore customers may be processed offshore, in the UK or elsewhere inside or outside the European Economic Area. Offshore means Jersey, Guernsey (including Alderney and Sark) and the Isle of Man.

1.3 Members of the HSBC Group may exchange, use, analyse and assess relevant information held about you and your relationships with the HSBC Group, including the nature of your transactions, to give you information about products and services available from members of the HSBC Group and those of selected third parties which may interest you by telephone, post or other means. The HSBC Group will not use information relating to any client or third party accounts that you may hold with us to directly market such clients or third parties.

1.4 Under data protection legislation*, you can ask in writing for a copy of certain personal records we hold about you. We may make a charge for this service.

1.5 To ensure that we carry out your instructions accurately, to help us to continually improve our service and in the interests of security, we may monitor and/or record your telephone calls with us. In the interests of security we may use CCTV recording equipment in and around our premises. All recordings are our sole property.

1.6 We may need to make and retain photocopies of passports, driving licenses or other identification evidence that you provide.*

1.7 If a bankers reference about you is requested, we will ask you for your written consent before it is given however, if we receive a request from another financial services institution to verify your identity for money laundering prevention purposes, we will provide this information without reference to you.

If you are a corporate customer, clauses marked* may not be applicable.

Credit Reference and Fraud Prevention Agencies and Third Party Data

2.1 Information collated by the credit reference agencies is used by us and others to help verify the identity of customers and to assess their ability to meet financial commitments. This enables accounts to be opened more quickly and reduces the need to obtain references from employers or other financial services providers.

To enable lenders to form an accurate view of the existing financial commitments of customers, credit reference agencies may link the records of "financial associates" (such as husbands and wives, cohabitees or family members) who have entered into joint financial obligations. Once linked, this "association" means that each of the records will be taken into account in all future applications for credit by either "financial associates" and will continue until one of them successfully files a "disassociation" with the credit reference agencies by establishing that this financial link no longer exists.

2.2 Further details about "financial association", "disassociation" and credit reference agencies are available from HSBC Equipment Finance (UK) Limited or contact the credit reference agencies directly (details in clause 2.6 below).

2.3 Information held about you by credit reference agencies may already be linked to records relating to one or more of your "financial associates". If so, for the purposes of any application for products and services which may involve you borrowing from us, you may be treated as financially linked and your application will be assessed with reference to any "associated" records.

2.4 If you apply for a product or service with another person, you are declaring that you are entitled to disclose information about you and your fellow applicant(s) and to authorise us to search records and record information at credit reference agencies. As a business applicant no "financial association" will be created.

2.5 Where you borrow or may borrow from us, we may give details of your account and how you manage it to credit reference agencies. If you borrow and do not repay in full and on time or make proposals for repayment acceptable to us within 28 days we may tell credit reference agencies who will record the outstanding debt. If details of your default are given to credit reference agencies, this may make it difficult for you to obtain credit elsewhere in future.

2.6 You have the right of access to your personal records held by credit and fraud prevention agencies. We will supply the names and addresses of the credit reference and fraud prevention agencies we use upon request by telephoning freephone number 0800 5877008.

2.7 We may make periodic searches of HSBC Group records, credit reference and fraud prevention agencies to manage your account with us, to take decisions regarding credit, including whether to make credit available or to confirm or extend credit. The searches will not be seen or used by lenders outside the HSBC Group to assess your ability to obtain credit.

If you are a corporate applicant clauses marked * may not be applicable.

Please tick the appropriate box and return this form either by facsimile on 0845 6036063, or in the Business Reply envelope supplied to HSBC Equipment Finance (UK) Limited, PO Box 9816, 12 Calthorpe Road, Edgbaston, Birmingham, B15 1XF if you do not want to be contacted for marketing purposes.

No telephone marketing ☐

No other marketing promotion ☐

Please tick the box below or call phone number 0870 242182800 if you do not want HSBC Equipment Finance (UK) Limited to pass your details to other HSBC Group companies for marketing purposes ☐

If you are a corporate or partnership applicant, by signing below your authorised signatories are also confirming that they are duly authorised by other directors, officers, partners, shareholders, signatories or other relevant parties to consent to the searches and other non marketing uses referred to above being conducted.

If you are applying for a product or service with another person which may involve you borrowing from us you are declaring that you are entitled to disclose information about you, fellow applicant(s) and to authorise us to search records at credit reference agencies about you and your fellow applicant(s).

Signed ______________________ Date Aug 9 2006